EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

DATATRAK INTERNATIONAL, INC. ANNOUNCES PLANS TO DEREGISTER ITS COMMON SHARES

CLEVELAND, Ohio... August 3, 2009... DATATRAK International, Inc., a technology and services company focused on global eClinical solutions for the clinical trials industry, today announced that it intends to file a Certificate and Notice of Termination of Registration on Form 15 with the Securities and Exchange Commission (“SEC”) to voluntarily terminate the registration of its common shares and related preferred share purchase rights and suspend its reporting obligations under the Securities Exchange Act of 1934. The Company is eligible to deregister its securities because it has fewer than 300 shareholders of record. This announcement follows the filing of a Form 25-NSE by the NASDAQ Stock Market, LLC (“NASDAQ”) on July 28, 2009 to delist the Company’s common shares from The NASDAQ Capital Market. The Form 25-NSE will become effective on August 7, 2009. The Company intends to file the Form 15 as soon as reasonably practicable, subject to its satisfaction of certain regulatory requirements.

Upon the filing of the Form 15, the Company’s obligations to file certain reports with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K will immediately be suspended. In the future, DATATRAK intends to make public its quarterly and annual financial results as well as any significant corporate developments by posting such information on its website.  The Company expects the deregistration of its common shares and preferred share purchase rights to become effective 90 days after filing the Form 15. DATATRAK’s common shares have been trading on the Pink Sheets Electronic Markets since being suspended from NASDAQ on June 4, 2009.  The Company anticipates its common shares will continue to be quoted on the Pink Sheets Electronic Markets after deregistration.  There can be no guarantee, however, that any broker will continue to make a market in the Company’s common shares and that trading will continue.

Commenting on the announcement, Laurence Birch, DATATRAK’s Interim Chief Executive Officer, said “The decision by the Board of Directors of the Company to deregister was made after careful consideration of the advantages and disadvantages of being a SEC reporting company including the high costs and demands on management time arising from compliance with the many SEC and Sarbanes-Oxley requirements. The current economic climate has not only impacted the capital markets, but the clinical trial industry as well. As such, we are constantly looking for ways to reduce costs and increase shareholder value as we continue to focus our efforts on growing the core business.”

About DATATRAK International, Inc.

DATATRAK International, Inc. is a worldwide technology company focused on the provision of multi-component eClinical solutions and related services for the clinical trials industry. We operate under the concept of DATATRAK ONE™, which encompasses our unique, single platform technology. The singular architecture of our DATATRAK eClinical™ product suite has been embraced by clients around the globe for its ability to effectively manage clinical trials through an integrated multi-component, comprehensive solution. The Company delivers a complete portfolio of software products that were created in order to accelerate clinical research data from investigative sites to clinical trial sponsors and ultimately the FDA, faster and more efficiently than manual methods or loosely integrated technologies. DATATRAK’s eClinical software suite can be deployed worldwide through an ASP offering or in a licensed Enterprise Transfer model that fully empowers its clients. The DATATRAK software suite and its earlier versions have successfully supported hundreds of international clinical trials involving thousands of clinical research sites and encompassing tens of thousands of patients in 59 countries. DATATRAK International, Inc.’s product suite has been utilized in some aspect of the clinical development of 16 drugs and one medical device that have received regulatory approval from either the United States Food and Drug Administration or counterpart European bodies. DATATRAK International, Inc. has offices located in Cleveland, Ohio, and Bryan, Texas. Visit the DATATRAK International, Inc. web site at www.datatrak.net.

Except for the historical information contained in this press release, the statements made in this release are forward-looking statements. These forward-looking statements are made based on management’s expectations, assumptions, estimates and current beliefs concerning the operations, future results and prospects of the Company and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond the control of the Company. Factors that may cause actual results to differ materially from those in the forward-looking statements include the limited operating history on which the Company’s performance can be evaluated; the ability of the Company to continue to enhance its software products to meet customer and market needs; fluctuations in the Company’s quarterly results; the viability of the Company’s business strategy and its early stage of development; the timing of clinical trial sponsor decisions to conduct new clinical trials or cancel or delay ongoing trials; the Company’s dependence on major customers; government regulation associated with clinical trials and the approval of new drugs; the ability of the Company to compete in the emerging EDC market; losses that potentially could be incurred from breaches of contracts or loss of customer data; the inability to protect intellectual property rights or the infringement upon other’s intellectual property rights; the costs associated with maintaining and/or developing two product suites; and general economic conditions such as the rate of employment, inflation, interest rates and the condition of capital markets. This list of factors is not all-inclusive. In addition, the Company’s success depends on the outcome of various strategic initiatives it has undertaken, all of which are based on assumptions made by the Company concerning trends in the clinical research market and the health care industry. The Company undertakes no obligation to update publicly or revise any forward-looking statement whether as a result of new information, future events or otherwise.

CONTACT FOR DATATRAK:

Raymond J. Merk Chief Financial Officer and Chief Operating Officer DATATRAK International, Inc. 440/443-0082 x181